Q2 Corporate Update Conference call



August 3, 2022

NASDAQ: GOVX

Forward Looking Statements

Certain statements in this presentation may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax can develop and manufacture its vaccines with the desired characteristics in a timely manner, GeoVax's vaccines will be safe for human use, GeoVax's vaccines will effectively prevent targeted infections in humans, GeoVax’s vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective or easier to use than GeoVax's products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements and does not intend to do so. More information about these factors is contained in GeoVax's filings with the Securities and Exchange Commission including those set forth at "Risk Factors" in GeoVax's Form 10-K.

GeoVax Reports 2022 Second Quarter Financial Results and Provides Corporate Update

Advancing Phase 2 Clinical Trials for COVID-19 and Immuno-Oncology
Evaluation of Company's Vaccine Platform Against Monkeypox Underway

ATLANTA, GA, August 3, 2022 – GeoVax Labs, Inc. (NasdaqCM: GOVX), a biotechnology company developing vaccines and immunotherapies against infectious diseases and cancers, today announced its financial results for the quarter ended June 30, 2022.

GeoVax's management will host a live conference call and webcast at 4:30 p.m. Eastern Standard Time on Wednesday, August 3 to provide a general business update and discuss financial results. Details are provided further below.

Six Month 2022 Highlights

COVID-19 VACCINE DEVELOPMENTS & PROGRESS

Phase 2 Trials – GEO-CM04S1 – GEO-CM04S1 is being studied in a first-of-its-kind Phase 2 clinical trial (NCT04977024) as a primary vaccine for immunocompromised cancer patients who have difficulty producing antibodies and largely depend on T cells to protect against the virus responsible for COVID-19.

GEO-CM04S1 is also being evaluated in a Phase 2 vaccine booster trial format (NCT04639466), which is aimed at evaluating how GEO-CM04S1 may boost pre-existing vaccine immunity to spike while also inducing a strong immune response to nucleocapsid. GEO-CM04S1 is unique to other COVID-19 vaccines in that it targets both the spike and nucleocapsid proteins. In contrast, the current U.S. Food and Drug Administration-approved COVID-19 vaccines only target the spike protein.

Phase 2 Clinical Developments Progressing

GeoVax Expands Immuno-Oncology Pipeline with Acquisition of Clinical-Stage Cancer Program

License of Gedeptin® Adds Orphan Drug Clinical Program fo Treatment of Advanced Head and Neck Cancers

ATLANTA, GA, September 28, 2021 – GeoVax Labs, Inc. (Nasda biotechnology company specializing in developing human vacc immunotherapies, today announced that it has entered into ar License Agreement (the "License") with PNP Therapeutics grants GeoVax exclusive rights to develop and comme novel patented product for the treatment of solid tumors.

City of Hope.

GeoVax and City of Hope Announce Agreement to Accelerate Development and Commercialization for City of Hope's COVID-19 Vaccine

Phase 2 Vaccine Designed to Enhance Response for Immunocompromised Patients

Complements GeoVax's Pan-Coronavirus Vaccine Program

ATLANTA, GA and DUARTE, CA, Nov. 9, 2021 — GeoVax Labs Inc. (Nasdaq: GOVX), a biotechnology company specializing in developing human vaccines and cancer immunotherapies, today announced that it has entered into an exclusive license agreement with City of Hope, a world-renowned cancer research and treatment organization. The agreement grants GeoVax exclusive rights to further develop and commercialize a multi-antigenic SARS-CoV-2 investigational vaccine, developed at City of Hope for immunocompromised patients, which is currently being studied in an ongoing Phase 2 clinical trial…

GeoVax
Vaccines Serving Humanity

2022

Focus.

- Successfully advance the Phase 2 clinical programs in support of Gedeptin® and GEO-CM04S1
- Ensure appropriate resources to support the IND-enabling initiatives of our priority internal programs and operational enhancements and developments



Continuing to Strengthen the Balance Sheet

GeoVax

GeoVax Announces $10 Million Private Placement

ATLANTA, GA, January 14, 2022 — GeoVax Labs, Inc. (Nasdaq: GOVX), a biotechnology company specializing in developing human vaccines and cance immunotherapies, announced today that it has entered into a securities purch agreement with a single institutional investor to raise approximately $10.0 million through the private placement of 707,484 shares of common sto 2,360,000 pre-funded warrants to purchase common stock and accom warrants to purchase an aggregate of up to 3,067,484 shares of com Each share of common stock (or pre-funded warrant in lieu thereo sold together with an accompanying warrant at a combined effe price of $3.26. The warrants will be exercisable immediately of $3.26 per share and will expire five years from the date o closing of the private placement is expected to occur on J subject to the satisfaction of certain customary closing securities purchase agreement…

GeoVax

GeoVax Announces $20 Million Registered Direct and PIPE Offerings Priced at a Premium to Market Under Nasdaq Rules

ATLANTA, GA, May 25, 2022 — GeoVax Labs, Inc. (Nasdaq: GOVX), a biotechnology company specializing in developing human vaccines and cancer immunotherapies, announced today that it has entered into a definitive agreement with a single healthcare-focused institutional investor for the issuance and sale of 3,030,304 shares of common stock at a purchase price of $1.65 per share (or pre-funded warrant in lieu thereof) in a registered direct offering priced at a premium to market under Nasdaq rules. In a concurrent private placement, GeoVax has also agreed to issue and sell to the investor 9,090,910 shares of common stock (or common stock equivalents) at the same purchase price as in the registered direct offering. In addition, the Company has agreed to issue to the investor in the offerings unregistered preferred investment options (the "investment options") to purchase up to an aggregate of 12,121,214 shares of common stock. The aggregate gross proceeds to the Company of both offerings are expected to be approximately $20 million…

Immuno-Oncology

Gedeptin®

Phase 2 : Advanced Head and Neck Cancers

- FDA orphan drug status granted
- Additional clinical sites to accelerate patient enrollment
- Evaluating broader use of Gedeptin in conjunction with Immune Checkpoint Inhibitors (ICIs)



COVID-19 and Variants

GEO-CM04S1: Next-Gen Covid-19 vaccine; currently in two Phase 2 trials

CM02: Universal coronavirus vaccine candidate

GeoVax® Vaccines Serving Humanity



COVID Vaccine

GEO-CM04S1

Phase 2 : For the Immunocompromised

- As a primary vaccine in direct comparison to the Pfizer/BioNTech mRNA vaccine
- 1st trial to specifically evaluate a Covid-19 vaccine in patients with hematologic malignancies



GEO-CM04S1

Phase 2: Booster

- In the healthy population following vaccination with an mRNA vaccine
- Potential for broader and more durable protection versus a 3rd or 4th mRNA dose



Senate Appropriations Committee Releases FY23 State and Foreign Operations (SFOPs) and Labor, Health and Human Services (Labor HHS) Appropriations Bills

Jul 29, 2022

The Senate Committee on Appropriations released its FY 2023 State, Foreign Operations, and Related Programs (SFOPs) (links to bill and report) and Labor, Health and Human Services, Education, and Related Agencies (Labor HHS) (links to bill and report) appropriations bills and accompanying reports on July 28, 2022. The SFOPs bill includes funding for U.S. global health programs at the State Department and the U.S. Agency for International Development (USAID), while the Labor HHS bill includes funding for global health programs at the Centers for Disease Control and Prevention (CDC) and the National Institutes of Health (NIH). Funding provided to the **State Department** and **USAID** under the SFOPs bill and through the Global Health Programs (GHP) account, which represents the bulk of global health assistance, totals $10.5 billion, an increase of $680 million above the FY 2022 enacted level, but $67 million below the FY 2023 request and $467 million below the FY 2023 House level. The bill provides higher levels of funding for almost all program areas compared to the FY 2022 enacted level, with the Global Fund to Fight AIDS, Tuberculosis and Malaria (Global Fund) and family planning and reproductive health (FP/RH) receiving the largest increases. The bill also codifies the prohibition of the Mexico City Policy (see KFF explainer here). In addition to regular appropriations for global health, the SFOPs bill provides $950 million in emergency global health security supplemental funding and $5 billion in emergency coronavirus response supplemental funding. Total global health funding at **CDC** and **NIH** through the Labor HHS bill is not yet known, as funding for some programs at NIH is determined at the agency level rather than specified by Congress in annual appropriations bills. Of the known amounts, the Senate bill totals $850 million, which is $117 million above the FY 2022 enacted level, $7 million above the FY 2023 request, but $7 million below FY 2023 House level. Funding for all global health programs at CDC and NIH in the Senate bill either increased or remained flat compared to the FY 2022 enacted level…

Kaiser Family Foundation

GeoVax Vaccines Serving Humanity

Monkeypox outbreak spreading: WHO declares global health emergency

- **The World Health Organization announced the multi-country monkeypox outbreak is now a global public health emergency, following a July 23 meeting of the International Health Regulations Emergency Committee (EC).**
- **This came just a month after the WHO decided on June 25 that the severity of the disease spread did not warrant a global emergency declaration at the time.**
- **More than 16,000 monkeypox cases have been reported in at least 75 countries, primarily transmitted among men who have sex with men.**

On July 23, the World Health Organization (WHO) declared monkeypox a global public health emergency, just one month after the agency determined the severity of the outbreak had not reached an emergency level at the time.

The outbreak quickly spread to at least 75 countries with more than 16,000 cases reported, primarily among men who have sex with men.

The latest WHO announcement came after the second meeting of the International Health Regulations Emergency Committee (EC), which was unable to reach a consensus about the severity of the outbreak. Dr. Tedros Adhanom Ghebreyesus, the WHO's director general, overruled the committee by declaring monkeypox a "public health emergency of international concern."

The WHO declaration means the risk of the disease spread requires a coordinated international response.
In a statement, Dr. Tedros said although the risk remains low for the time being, monkeypox presents "a clear risk of further international spread."

MedicalNewsToday, Written by Andrea Rice and Angela Chao – July 25, 2022 – Fact checked by Jennifer Chesak

GeoVax
Vaccines Serving Humanity

Financial Update



GeoVax Labs, Inc.

Consolidated Balance Sheet Information

(amounts in thousands, except share information)

	June 30, 2022	December 31 2021
Assets		
Cash and cash equivalents	$ 30,902	$ 11,424
Other current assets	1,136	205
Total current assets	32,038	11,629
Property and other assets, net	1,203	168
Total assets	$ 33,241	$ 11,797
Liabilities and stockholders' equity		
Total liabilities	$ 5,368	$ 7,435
Stockholders' equity	27,873	4,362
Total liabilities and stockholders' equity	$ 33,241	$ 11,797
Common shares outstanding	16,238,739	6,381,541

GeoVax Vaccines Serving Humanity

GeoVax Labs, Inc.

Consolidated Statements of Operations Information

(amounts in thousands, except share and per share information)

	Three Months Ended June 30, 2022	Three Months Ended June 30, 2021	Six Months Ended June 30, 2022	Six Months Ended June 30, 2021
Grant and collaboration revenue	$ -	$ 80	$ 82	$ 190
Operating expenses				
Research and development	1,307	833	2,638	1,436
General and administrative	935	733	2,114	1,805
	2,242	1,566	4,752	3,241
Loss from operations	(2,242)	(1,486)	(4,670)	(3,051)
Other income (expense), net	-	172	1	174
Net loss	$ (2,242)	$ (1,314)	$ (4,669)	$ (2,877)
Loss per common share	$ (0.18)	$ (0.21)	$ (0.47)	$ (0.49)

GeoVax Vaccines Serving Humanity

Q&A Session





GeoVax®

Vaccines Serving Humanity